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                                                                    EXHIBIT 99.1

    SHAREHOLDERS APPROVE IBS INTERACTIVE NAME CHANGE TO DIGITAL FUSION, INC.

TAMPA, FL. -- (BUSINESS WIRE) - November 6, 2001, IBS Interactive, Inc. d/b/a Digital Fusion (OTCBB: IBSX), an e-business and technology consulting company that provides flexible solutions to maximize clients' return on their technology investments, today announced that the Company's shareholders approved the corporate name change to Digital Fusion, Inc. at the annual meeting of shareholders held October 30, 2001 in Tampa, Florida. The name change was previously approved by the Company's Board of Directors and is effective immediately.

"The name change enables us to create a more accurate perception in the marketplace of the broad-based e-business and technology consulting services company we've become," said Roy E. Crippen, III, chief executive officer and president. "We remain confident that our new corporate identity and strategic focus will offer exceptional value to shareholders."

In the other formal business conducted at the meeting, shareholders elected Nicholas R. Loglisci, Jr., Roy E. Crippen, III, O.G. Greene, Bruce E. Fike and Ahmad AlKhaled as directors to serve until the 2002 annual meeting. In addition, shareholders approved an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock to sixteen million.

ABOUT DIGITAL FUSION

Digital Fusion provides comprehensive information technology solutions, with more than 10 year's experience designing, developing, and integrating complex business systems. The Eastern-U.S.-based company provides a range of services in business application strategy and development, including desktop support and distance learning. For additional information about Digital Fusion visit www.digitalfusionweb.com or www.digitalfusion.com.

Forward Looking Statements.   All statements other than statements of historical
fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

CONTACT: Digital Fusion, Tampa
Roy E. Crippen, III, 813/221-0024 x 4001
rcrippen@digitalfusion.com
or
Karen L. Surplus, 813/221-0024 x 4004
ksurplus@digitalfusion.com

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